Exhibit 99

NEWS
For additional information contact: Benno Sand-Investor and Financial Media (952) 448-8936
FOR IMMEDIATE RELEASE
FSI International, Inc. Announces Second Quarter and First Half Fiscal 2009 Financial Results
Fiscal 2009 third quarter cash burn rate expected to be less than $1.0 million following March 2009 cost reductions
     MINNEAPOLIS (March 31, 2009)—FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for the second quarter of fiscal 2009 and for the six months ended February 28, 2009.
Fiscal 2009 Second Quarter and First Half
     Sales for the first half of fiscal 2009 were $20.9 million, compared to $43.9 million for the same period of fiscal 2008. The Company’s net loss for the first half of fiscal 2009 was $14.7 million, or $0.48 per share, compared to a net loss of $3.1 million, or $0.10 per share, for the first half of fiscal 2008.
     Second quarter fiscal 2009 sales were $8.6 million, compared to $21.4 million for the same period in fiscal 2008. The Company’s net loss for the second quarter of fiscal 2009 was $9.4 million, or $0.30 per share, compared to a net loss of $1.0 million, or $0.03 per share, for the second quarter of fiscal 2008.
     In the second quarter of fiscal 2009, we recorded approximately $2.8 million of severance costs associated with the March restructuring and headcount and cost reduction initiatives and a $500,000 increase in the Company’s inventory obsolescence reserve. We recorded severance cost of; $700,000 in cost of goods; $1,170,000 in selling, general and administrative expenses and $970,000 in research and development expenses. There was no severance or obsolescence cost recorded in the second quarter of fiscal 2008.
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FSI International, Inc.
March 31, 2009
Page Two
     Second quarter revenues were below the Company’s previously provided guidance range, as the Company was unable to recognize revenue for an ORION® system that was accepted by a customer and paid for in full during the second quarter. Since the same customer ordered an expansion module shortly after placing the initial system order, the two transactions are viewed as one arrangement and a single unit of accounting, in accordance with U.S. generally accepted accounting principles. Therefore revenue recognition for this transaction has been deferred until the expansion module is accepted. The Company anticipates recognizing revenue for this transaction in the third quarter.
Cost Control Initiatives
     “The global economic downturn is continuing to adversely impact credit availability, consumer confidence and technology spending,” said Don Mitchell, FSI chairman and chief executive officer. “As a result, most semiconductor manufacturers are experiencing low factory utilization levels and have reduced or delayed their capital investments. Even though it is reported that several device producers have recently started to experience improved utilization levels, we anticipate that this situation will persist until at least early calendar 2010.”*
     “In response, in March we implemented a further reduction in management salaries, established two shutdown weeks, reduced our headcount and enacted other cost reduction initiatives. As industry conditions improve, we will align our cost structure to support the anticipated revenue run rate while funding the programs that provide the most significant opportunity for near term revenue and future market share gains,” continued Mitchell.
     Since the start of fiscal 2009, the Company has implemented headcount and other cost reductions that are expected to reduce the Company’s annual operating cost by approximately $11.0 to $12.0 million.* At the anticipated lower cost run rate, the Company’s quarterly breakeven revenue level is expected to be between $14 and $17 million and the operating cash flow neutral revenue level should be reduced to $12 to $14 million depending on the gross margin rate and shipment/accounts receivable collection timing.* The Company intends to manage its operations with a goal to end fiscal 2009 with greater than $10 million in cash, restricted cash, cash equivalents and marketable securities.*
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FSI International, Inc.
March 31, 2009
Page Three
Balance Sheet
     Cash, cash equivalents, restricted cash and marketable securities at the end of the second quarter were $11.2 million. The Company used $6.6 million in operations during the second quarter of fiscal 2009. At the end of the second quarter, the Company had a current ratio of 2.8 to 1.0 and a book value of $1.71 per share.
Outlook
     Given the quarter-to-date orders, the Company expects third quarter orders between $10.0 and $12.0 million as compared to $11.5 million in the second quarter of fiscal 2009.* Based on the backlog and deferred revenue levels at the end of the second quarter and expected additional third quarter orders, the Company expects third quarter fiscal 2009 revenues of $13 to $15 million.*
     Based upon the anticipated gross profit margin and the operating expense run rate, the Company expects a net loss of $2.0 to $3.0 million for the third quarter of fiscal 2009.* The Company expects to use less than $1.0 million of net cash in operating activities in the third quarter, as we manage accounts receivable and inventory levels.*
     To address the future needs of its customers, the Company plans to continue allocating resources to key product development and application expansion programs at the 45nm and below technology nodes.*
Conference Call Details
     FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The Company invites all those interested to join the call by dialing 888.950.7568 and entering access code 1955509. The webcast is also being distributed through the Thomson ONE StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com). For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 866.463.4955.
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FSI International, Inc.
March 31, 2009
Page Four
About FSI
     FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the Company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray, vapor and CryoKinetic technologies, customers are able to achieve their process performance flexibility and productivity goals. The Company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
     This press release contains certain “forward-looking” statements (*), including, but not limited to, expected revenue recognition, expected annual cost savings, expected breakeven revenue level, expected operating cash flow revenue level, expected year end cash, expected orders, expected revenues, expected financial results, expected cash usage, other expected financial performance for the third quarter of fiscal 2009. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the Company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the Company’s successful execution of internal performance plans; the cyclical nature of the Company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the financial condition of the Company’s customers and their ability to pay; the timing and success of current and future product and process development programs; the success of the Company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the Company presently holds; as well as other factors listed herein or from time to time in the Company’s SEC reports, including our latest 10-K annual report and our 10-Q quarterly reports. The Company assumes no duty to update the information in this press release.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Second Quarter Ended		Six Months Ended
	Feb. 28,		Feb. 28,
	2009	Mar. 1, 2008	2009	Mar. 1, 2008
Sales	$8,640	$21,423	$20,884	$43,862
Cost of goods	7,433	11,213	15,050	25,050

Gross margin	1,207	10,210	5,834	18,812
Selling, general and administrative expenses	6,071	6,888	11,728	13,622
Research and development expenses	4,631	4,804	9,024	9,090

Operating loss	(9,495)	(1,482)	(14,918)	(3,900)
Interest and other income, net	107	389	202	687

Loss before income taxes	(9,388)	(1,093)	(14,716)	(3,213)
Income tax expense (benefit)	39	(77)	28	(65)

Net loss	$(9,427)	$(1,016)	$(14,744)	$(3,148)

Loss per share — basic	$(0.30)	$(0.03)	$(0.48)	$(0.10)

Loss per share — diluted	$(0.30)	$(0.03)	$(0.48)	$(0.10)

Weighted average common shares
Basic	31,050	30,615	30,945	30,581
Diluted	31,050	30,615	30,945	30,581
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

	Feb. 28,
	2009	Aug. 30, 2008
Assets

Current assets
Cash, restricted cash, cash equivalents and marketable securities	$6,564	$15,913
Receivables, net	10,226	9,614
Inventories	25,920	27,169
Other current assets	5,882	8,152

Total current assets	48,592	60,848

Property, plant and equipment, net	16,475	18,266

Marketable securities	4,621	6,447
Restricted cash	—	500
Investment	460	460
Intangible assets, net	—	61
Other assets	1,071	1,071

Total assets	$71,219	$87,653

Liabilities and Stockholders’ Equity

Current liabilities
Trade accounts payable	$3,406	$4,305
Current portion of long-term debt	391	841
Deferred profit*	4,176	3,867
Customer deposits	46	7
Accrued expenses	9,512	10,392

Total current liabilities	17,531	19,412

Long-term liabilities	526	583

Total stockholders’ equity	53,162	67,658

Total liabilities and stockholders’ equity	$71,219	$87,653

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.
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FSI INTERNATIONAL, INC. AND SUBSIDIARIES
MISCELLANEOUS FINANCIAL INFORMATION
(in thousands, except percentages, per share and total employee data)
(unaudited)

	Six Months Ended
	Feb. 28, 2009	Mar. 1, 2008
Sales by Area

United States	25%	20%
International	75%	80%

Cash Flow Statement

Capital expenditures	$12	$892
Depreciation	$1,803	$1,867
Amortization	$61	$218

Miscellaneous Data

Total employees, including contract	332	423
Book value per share	$1.71	$2.54
Shares outstanding	31,160	30,656
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